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                                                                   Exhibit 10.19


                              EMPLOYMENT AGREEMENT


AGREEMENT made as of the 20th day of November, 1996, by and between PHARMACIA BIOTECH INC., a Delaware corporation maintaining its principal offices at 800 Centennial Avenue, Piscataway, New Jersey 08854 (the "Employer" or the "Company"), and ANDREW D. RACKEAR, an individual with an address of 105 Lincoln Road, Westfield, N.J. 07090 (the "Employee").


                              W-I-T-N-E-S-S-E-T-H


     WHEREAS, the Employer desires to continue to retain the Employee's services and the Employee desires to continue in the employ of Employer upon the terms and conditions set forth in this Agreement; and

     WHEREAS, Employer and Employee desire to provide in this Agreement for certain severance compensation to be paid to Employee in the event his employment is terminated;

     NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the Employer and Employee mutually agree as follows:

1.   EMPLOYMENT

     (a) The Employer hereby employs the Employee to serve as a corporate officer in a senior management position, with the current title of General Counsel and Employee does hereby accept such employment upon the terms and conditions set forth herein. Unless otherwise advised by Employer, the Employee shall report and be responsible to the Vice President, Legal of Pharmacia Biotech AB. The parties acknowledge that such employment is "at will".



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     (b)  Employee shall devote his entire time, attention and energies to the business of Employer or companies affiliated with the Employer. Employee shall not during the term of this Agreement be engaged in any other business activities (except as otherwise agreed upon in writing by the parties) whether or not such business activity is pursued for gain, profit or other pecuniary advantage; however this shall not be construed as preventing the Employee from investing his assets in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made nor result in a conflict of interest as to Employee's duties and obligations to Employer.

2.   COMPENSATION AND EMPLOYMENT BENEFITS

     (a) Base Salary. As compensation for services rendered to the Employer during the term of this Agreement, the Employer shall pay the Employee in each then-current year an annual base salary ("Base Salary") of no less than his current annual salary of One Hundred Twenty Six Thousand Six Hundred Twenty Dollars ($126,620), payable in accordance with the standard payroll practices of the Employer (less all necessary withholdings and deductions for Social Security, federal and state income taxes).

     (b) Annual Bonus. In addition to the Base Salary compensation, Employee shall be given an opportunity to earn an annual bonus in an amount to be determined at Employer's sole discretion, depending upon performance and objectives to be set by the Employer. The actual amount of each year's annual bonus shall be dependent on the extent to which the Employee attains one or more performance objectives annually set and agreed upon by the Employer. If no such objectives are agreed upon or none is attained, then no bonus shall be payable.


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     (c)  Commencing on January 1, 1997, and January 1st of each calendar year during which this Agreement is in effect, Employer shall review Employee's Base Salary and bonus potential for possible increases. Any such increases shall be at the sole discretion of the Employer.

     (d) Employer shall provide Employee with an automobile in accordance with the policies of the Employer.

     (e) Employer will reimburse Employee for all reasonable and anticipated business expenses incurred by Employee in promoting the business of Employer upon presentation by Employee, from time to time, of an itemized account of such expenditures.

     (f) Employee shall be entitled to all other fringe benefits as may be provided from time to time generally to employees of the Employer, including, without limitation, participation in Employer's pension, 401(k), disability, medical insurance and life insurance plans.


3.   TERM OF AGREEMENT

     (a) This Agreement shall be effective as of the date first above written and shall continue until terminated by:

          (i)   mutual written agreement of the parties;

          (ii) the Employee's resignation of employment, death or disability which extends beyond six (6) months;

          (iii) termination of Employee's employment by Employer for Cause as defined in Section 3(c) below; or

          (iv)  termination of Employee's employment by Employer without Cause.


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     (b)  If Employee is terminated without Cause by Employer, then Employee shall be entitled to receive the severance benefits which are specified in Article 4 below. The parties agree that said severance benefits are agreed upon as liquidated damages for any and all claims concerning Employee's employment and its termination by Employer, except claims to any right to vested pension and 401(k) benefits.

     (c) For purposes of this Agreement, the term "Cause" for termination purposes shall include the following:

          (i) any acts of gross misconduct on the part of the Employee with respect to his duties;

          (ii) any flagrant act by the Employee in violation of the reasonable directions of Employee's superiors;

          (iii) conviction of Employee for theft, embezzlement or any other felony or misdemeanor relating to fraud, dishonesty, embezzlement or other misappropriation of property;

          (iv) the willful and continued failure by Employee to substantially perform his duties with the Employer after written notice is given to Employee of such failure, if for thirty (30) days after receipt of such notice Employee continues to fail to perform;
                or

          (v) the willful engaging by Employee of conduct which is demonstrably and materially injurious to the Employer.

     (d) For purposes of this section "Willful" shall not include acts or omissions done in good faith and in reasonable belief that such acts or omissions were in the best interests of the Employer.


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     (e)  In the event that the Employee is both (i) removed from his position within the Company, and (ii) not given a different position at a similar level with the Company or any of its affiliates or subsidiaries, then Employee may elect to treat such event as a "Constructive Termination" and receive the severance benefits as are provided for in Article 4 below; provided, however, that the Employee must first notify the Employer of the specific event(s) upon which he is claiming this "Constructive Termination" election and such event(s) must remain unchanged for thirty (30) days from the date the Employee has provided such notice to the Employer. If the event remains unchanged, the Employee shall be deemed to have received written notice of termination at the expiration of the thirty (30) day period, as required by paragraph 4(g). The Employee may elect to treat any relocation to a facility more than thirty-five (35) miles from the Employee's principal office as a Constructive Termination.


4.   SEVERANCE BENEFITS

     (a) In the event (i) the Employee terminates this Agreement due to a "Constructive Termination" event as provided for in Section 3(e) above, or (ii) the Employer terminates the employment of Employee at any time without Cause, then the Employee's sole and exclusive relief and the agreed upon liquidated damages for such termination in lieu of any other severance or termination benefits or payments of any kind whatsoever, which are hereby expressly waived, shall be that the Employer shall be required to pay the Employee the following:

          (i) his Senior Total Salary (as defined in Section 4(c) below) for a period of eighteen (18) months from the Employee's date of termination; and

          (ii) one hundred percent (100%) of the Employee's then-current annual bonus potential for any month the Employee works up to the effective date of termination. For example, if the Employee's effective date of termination is at the end of February, he will be entitled to receive


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              two-twelfths (2/12) of the entire bonus he could have earned for that year. The Employee will be deemed to have worked for a particular month if his effective date of termination is after the fifteenth date of any month.

(b) The parties acknowledge and specifically agree that these liquidated damages shall not be deemed or construed to be a penalty of any sort whatsoever. Additionally, the Employee acknowledges and agrees that such liquidated damages have been voluntarily and mutually agreed upon as sufficient consideration for any and all claims and damages of any nature whatsoever relating to his employment and its termination (including, without limitation, any and all claims concerning any manner of wrongful discharge, breach of contract, discrimination, or any other claim concerning the means, methods and purposes of Employee's termination), all of which are hereby expressly waived.

(c) For purposes of this Article 4, the term "Senior Total Salary" shall mean the highest annual rate of Base Salary and Annual Bonus paid to the Employee in any year during the two (2) year period of time immediately prior to the Employee's date of termination.

(d) During the 18-month period that the Employee is receiving any severance payments pursuant to Section 4(a) above, the Employee shall also be entitled to receive the following additional severance benefits:

         (i) participation in the Employer's then-current life insurance and medical and dental insurance plans to the extent the Employee is not receiving any similar respective benefits from any subsequent employment;

         (ii) reasonable executive outplacement services (e.g., secretarial service, employment consults, etc.), at Employer's expense for up to one (1) year from the date of termination or until Employee commences new employment. Alternatively, upon termination Employee may elect to



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               receive fifteen percent (15%) of his final annual Base Salary, in lieu of receiving any outplacement services;

         (iii) $15,000 in cash or, alternatively at Employee's option, a $15,000 credit against the purchase of the Employee's then-current company car. The Employee may elect to purchase his company car at either fair market value or book value. The Employee must exercise his purchase option prior to the effective date of his termination. Any part of the $15,000 credit not used to purchase the car will be paid to Employee. If the Employee elects not to purchase his company car, he will return it to the Employer on or before his date of termination.

(e) All payments and benefits paid under this Article 4 shall be made be in accordance with Employer's then-current standard policies and practices. Appropriate and required withholding and deductions for social security, federal and state income taxes, together with any other deductions authorized by Employee or required by law or court order shall be made and will reduce any gross amounts to be paid under this Agreement.

(f) Other than as specifically set forth in Article 4(d)(i) and (ii), there shall be no offset or reduction for any salary or other compensation received by Employee from subsequent employment.

(g) Employer shall provide Employee with at least sixty (60) days prior written notice of any Constructive Termination or termination without Cause. With respect to any Constructive Termination, the sixty (60) day notice period will be deemed to begin thirty (30) days after the Employee has provided notice to the Employer of an event which is claimed to constitute a Constructive Termination, if the event remains unchanged as set forth in
     Article 3(e). The Employee may request that his termination become effective before the sixty day period ends. In such event, the Employee shall be paid as if he were employed for the sixty day period.


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     (h)  The Employee will receive a lump sum payment for any unused vacation.

5.   CONFIDENTIAL INFORMATION

     The confidentiality agreement signed by Employee at the commencement of the Employee's employment remains in effect and is incorporated herein and made a part of this Agreement. If requested by the Company, the Employee will execute any similar agreement prior to the termination of employment to protect against future disclosures of the Employer's confidential information.

6.   MISCELLANEOUS

     (a) The invalidity or unenforceability of any particular provisions of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.


     (b) Any notice required or permitted to be given under this Agreement shall be sufficient if in writing to the respective party at the address indicated below, or at some other designated address, and if sent by (i) personal delivery, (ii) registered or certified mail, return receipt requested, or (iii) Federal Express or other similar nationally known overnight delivery service:

          (1)  To Employee, at the address indicated above, and


          (2) To the Employer, (Attention: President) at its principal office, with a copy to the Pharmacia Biotech Inc. Law Department (Attn: General Counsel) at the same address.

     (c) The rights and obligations of Employee under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Employer.


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         including any successors by merger, purchase or otherwise. The
         Agreement may not be assigned by Employee. Any such attempted assignment shall be null and void.

    (d) This Agreement has been made in the State of New Jersey. It shall be governed by the laws of the State of New Jersey and all disputes shall be resolved in the State or Federal Courts located in the State of New Jersey.

    (e) This instrument contains the entire agreement of the parties with respect to the employment and termination of Employee and supersedes all prior agreements or arrangements between the parties concerning such subject matters. This Agreement cannot be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

The parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE                                          PHARMACIA BIOTECH INC.



/s/  Andrew D. Rackear                            /s/ Michael Woehler
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     Andrew D. Rackear                                Michael Woehler
                                                      President


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